Exhibit 10.1

September 29, 2004

SENT VIA FACSIMILE

Mr. Binkley Shorts

Wellington Management Company, llp

on behalf of certain client accounts

75 State Street

Boston, MA 02109

Dear Mr. Shorts:

In connection with our discussion regarding Scheid Vineyards Inc. (“Scheid Vineyards”) Class A Common Stock, I am prepared to offer Wellington Management Company, llp (“Wellington Management”) as investment adviser on behalf of certain client accounts (“Client Accounts”) $5.50 per share for the Class A Common Stock (“Class A Shares”) currently held by the Client Accounts.  Based upon our conversation, the number of Class A Shares currently held by Wellington Management Client Accounts is 370,300, for an aggregate total purchase price of $2,036,650.00.

For your information, I am unaware of any event since the date of Scheid Vineyards’ press release describing its June 30, 2004 results, which would have a material impact on the Scheid Vineyards’ financial condition or operations, or require further information in addition to that which is already included in the press release.  I will notify Wellington Management of any material events that may develop between the date of this letter and the closing of this transaction.

Sincerely,

/s/ Scott Scheid

Scheid Vineyards Inc.
Scott Scheid
President and Chief Executive Officer